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                                                                      Exhibit 11

                       Horace Mann Educators Corporation
                      Computation of Net Income per Share
        For the Three and Nine Months Ended September 30, 1997 and 1996
                 (Amounts in thousands, except per share data)
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                                                   Three Months Ended            Nine Months Ended
                                                     September 30,                 September  30,
                                                    1997       1996                1997      1996
                                                    ----       ----                ----      ----
Primary - reported:

Weighted average number of common shares
  outstanding during the period                      22,585    23,474              23,111    23,449
                                                    -------   -------             -------   -------

Net income for the period                           $17,996   $16,324             $58,292   $48,838
                                                    -------   -------             -------   -------

Net income per share - assuming no dilution         $  0.80   $  0.69             $  2.52   $  2.08
                                                    =======   =======             =======   =======

Primary:

Weighted average number of common shares
  outstanding during the period                      22,585    23,474              23,111    23,449
Weighted average number of common equivalent
  shares to reflect the dilutive effect of
  common stock equivalent securities:
     Warrants                                           127       118                 125       117
     Stock options                                      343       307                 304       291
     Common stock units related to Deferred
         Equity Compensation Plan for Directors          16         2                  16         1
                                                    -------   -------             -------   -------

Total common and common equivalent shares            23,071    23,901              23,556    23,858
                                                    -------   -------             -------   -------

Net income per share                                $  0.78   $  0.68             $  2.47   $  2.05
                                                    =======   =======             =======   =======

Percentage of dilution compared to reported
  net income per share                                  2.5%      1.4%                2.0%      1.4%

Fully diluted:

Weighted average number of common shares
  outstanding during the period                      22,585    23,474              23,111    23,449
Weighted average number of common equivalent
  shares to reflect the dilutive effect of
  common stock equivalent securities:
     Warrants                                           127       118                 127       118
     Stock options                                      355       307                 347       303
     Common stock units related to Deferred
         Equity Compensation Plan for Directors          16         2                  16         1
                                                    -------   -------             -------   -------
Total common and common equivalent shares
  adjusted to calculate fully diluted earnings
  per share                                          23,083    23,901              23,601    23,871
                                                    -------   -------             -------   -------

Net income per share -
  assuming full dilution                            $  0.78   $  0.68             $  2.47   $  2.05
                                                    =======   =======             =======   =======

Percentage of dilution compared to
  reported net income per share                         2.5%      1.4%                2.0%      1.4%
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